FOR IMMEDIATE RELEASE

Pricester.com Wins Small Business Booster Award


Hollywood, FL., January 17, 2007.   The Doral & Airport West Chamber of
Commerce announced that Pricester.com, Inc. is the recipient of its Small Business Booster Award. Felipe Madrigal, President and CEO of the DAWCC, made the official presentation last night, Tuesday, Jan. 16th, at the Doral Park Country Club during an event sponsored by both the DAWCC and the International Business Council of Florida. "The underlying mission of the Doral & Airport West Chamber of Commerce is to provide a forum and encourage specific programs that serve to promote and enhance individual businesses and assist the small business community", commented Madrigal at the ceremony.

"Our chamber members have become increasingly aware of the importance of technology, and specifically in utilizing the Internet to their advantage. The unique free-design website program that Pricester.com has launched, whereby businesses can have a website professionally developed for them without incurring design costs, precisely matches the spirit and intent of the award", Madrigal added.

Pricester.com, a Hollywood based Internet marketing and website design company, is actively addressing the increasing clamor from small business owners and entrepreneurs to achieve a truly cost-effective presence on the Internet. The company's President, Joe Puentes, stated "We're honored to be receiving this award. As consumer access to the Internet has become more widespread, a business website has simultaneously emerged as an essential tool for small businesses. We've taken a big step towards removing the barriers! "

Madrigal concluded, "We encourage other members of the Doral & Airport West Chamber of Commerce, as well as the constituents of other chambers and business associations, to introduce additional innovative programs that can benefit the entire small business community."




Contacts:

Felipe E. Madrigal
President/CEO
Doral & Airport West Chamber of Commerce
305.244.1641, 305.298.5917
felipe@dawcc.org

Lee Taylor
Director of Marketing
Pricester.com, Inc.
800.839.7994
leetaylor@pricester.com